Exhibit 99.1

Sealed Air Corporation
200 Riverfront Boulevard

Elmwood Park, NJ  07407

	Contact:	Amanda Butler
for release: January 16, 2009		201-791-7600

SEALED AIR PROVIDES 2008 UPDATE

ELMWOOD PARK, N.J., Friday, January 16, 2009 – Sealed Air Corporation (NYSE:SEE) today reported that it will record an estimated $20 million pre-tax charge, or $0.07 per diluted common share, in the fourth quarter of 2008 as a result of recognizing an additional impairment related to an “other-than-temporary” decline in the fair market value of its auction rate securities investments. This additional impairment is due to the continuing decline in the creditworthiness of the issuers of these securities and the lack of a market for auction rate securities generally.  Including charges incurred in previous quarters, this brings the aggregate estimated charge for impairment of available-for-sale securities to $0.11 per diluted common share for the Company’s full year 2008. The face value of the Company’s auction rate securities investments is approximately $45 million and the estimated remaining fair value is approximately $11 million at December 31, 2008. This charge will be reported as a non-operating expense.

                On an operating basis, Sealed Air expects to report net sales of approximately $1.1 - $1.2 billion in the fourth quarter, which includes the negative impact from foreign currency translation of approximately $60 - $70 million compared with prior year. The impact of previously announced price increases and the decline of raw material costs during the quarter will result in a sequential improvement in gross profit as a percentage of net sales compared to the third quarter of 2008. Additionally, the Company further tightened its control of expenses. Sealed Air noted that in the fourth quarter of 2008, it began to realize benefits from its cost reduction and productivity program and continued savings from its global manufacturing strategy.  These preliminary results are consistent with the assumptions of lower unit volume growth, a stronger U.S. dollar and lower raw material costs resulting from the deteriorating global economic environment, which were stated in the Earnings Guidance section of the Company’s earnings release on October 29, 2008.

Sealed Air is completing its year end financial close and is scheduled to report its full fourth quarter and fiscal year 2008 financial results on Monday, January 26, 2009.  At that time, the Company will include greater detail on its operating results, its global manufacturing strategy, its cost reduction and productivity program and other performance metrics. The Company also noted that it is currently conducting its annual goodwill impairment analysis in accordance with SFAS No. 142. This analysis is used to determine whether there would be a non-cash impairment of the Company’s goodwill at December 31, 2008.

The Company will host a conference call to review the complete financial results beginning at 11:00 a.m. ET. The general public can access the financial results and listen to the call via Sealed Air’s website at http://www.sealedair.com in the Investor Relations section under the Presentations & Events tab.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications.  Operating in 52 countries, Sealed Air’s international reach generated revenue of $4.7 billion in 2007.  With widely recognized brands such as Bubble Wrap® cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “estimates,” “expects,” “intends,” “plans,” “should,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements:  changes in raw material and energy costs; general economic conditions; credit availability and pricing; conditions in the markets that the Company serves; the success of the Company’s growth, profitability and global manufacturing strategies and its cost reduction and productivity program; declines in the values of auction rate securities investments; impairments; the effects of animal and food-related health issues; tax, interest and foreign exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.